CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Iao Kun Group Holding Company Limited (F/K/A Asia Entertainment & Resources Ltd.)

We hereby consent to the incorporation by reference in its Registration Statements on Form F-3 (File No. 333-166860), Form F-3 (File No. 333-185759) and Form S-8 (File No. 333- 183782) of Iao Kun Group Holding Company Limited and its subsidiaries (“the Company”) of our reports dated April 30, 2014, relating to the Company’s financial statements as of December 31, 2013 and 2012 and for the three years ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which appear in this annual report on Form 20-F.

/S/ UHY LLP

New York, New York

April 30, 2014